As filed with the Securities and Exchange Commission on May 6, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Siemens Aktiengesellschaft
(Exact Name of Registrant as Specified in Its Charter)

Federal Republic of Germany	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification or Organization)
Wittelsbacherplatz 2
D-80333 Munich, Germany
(Address of Principal Executive Offices)
2001 Siemens Stock Option Plan
Siemens Stock Awards
Siemens Savings Plan
Siemens Savings Plan for Union Employees
(Full Title of Plans)
Siemens Corporation
153 East 53 rdStreet
New York, New York
(212) 258 4000
(Name, Address and Telephone Number of agent for service)
Copies to:

Mary E. Alcock, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Telephone: 1 212 225 2000
Fax: 1 212 225 3999
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Amount to	Proposed
		Be	Maximum	Proposed Maximum
Name	Title of Securities	Registered (2)	Offering Price	Aggregate Offering	Amount of Registration
of Plan	to be registered(1)	(2)	Per Share	Price	Fee
2001 Siemens Stock	Ordinary Shares of Siemens	611,764
Option Plan	Aktiengesellschaft, no par value	Shares	$114.30(3)	$69,924,625(3)	$2,748(3)
2001 Siemens Stock	Ordinary Shares of Siemens	79,445
Option Plan	Aktiengesellschaft, no par value	Shares	$113.19(3)	$8,992,340(3)	$354(3)
2001 Siemens Stock	Ordinary Shares of Siemens	171,222
Option Plan	Aktiengesellschaft, no par value	Shares	$88.80(4)	$15,204,514(4)	$598(4)
Siemens Stock Awards	Ordinary Shares of Siemens	637,569
	Aktiengesellschaft, no par value	Shares	$115.17(5)	$73,428,822(5)	$2,886(5)
Siemens Savings Plan	Ordinary Shares of Siemens	12,014,000
	Aktiengesellschaft, no par value	Shares	$115.17(5)	$1,383,652,380(5)	$54,378(5)
Siemens Savings Plan for	Ordinary Shares of Siemens	550,000
Union Employees	Aktiengesellschaft, no par value	Shares	$115.17(5)	$63,343,500(5)	$2,490(5)
TOTAL		14,064,000
		Shares	—	$1,614,546,181	$63,454

(1)	American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6. Each ADS is issued in respect of one (1) Share.

(2)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be issuable as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Rule 457(h)(1) under the Securities Act based on the respective prices at which outstanding options may be exercised. The exercise prices were expressed in Euros and have been translated into U.S. dollars at an exchange rate of €1 to $1.5604, the noon buying rate in New York City in U.S. dollars for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on April 29, 2008.

(4)	Calculated pursuant to Rule 457(h)(1) under the Securities Act based on the price at which outstanding options may be exercised.

(5)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee with respect to Ordinary Shares to be issued in connection with stock awards and with respect to Ordinary Shares to be purchased under the Siemens Savings Plan and the Siemens Savings Plan for Union Employees (together, the “Savings Plans”), based on the average high and low price per Ordinary Share as reported by the Frankfurt Stock Exchange on April 29, 2008 translated into U.S. dollars at an exchange rate of €1 to $1.5604, the noon buying rate in New York City in U.S. dollars for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on April 29, 2008.
In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Savings Plans (together with the 2001 Siemens Stock Option Plan and the Siemens Stock Awards, the “Plans”).

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Exhibit 4.2
Exhibit 4.3
Exhibit 4.7
Exhibit 5.1
Exhibit 15.1
Exhibit 23.1
Exhibit 23.2

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE
     As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. Siemens Aktiengesellschaft (the “Registrant”, “we” or “us”) will deliver the documents containing the information specified in Part I to the participants in the Plans covered by this Registration Statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     We incorporate by reference into this Registration Statement the following documents, to the extent not superseded by documents or reports subsequently filed or furnished:
     (a) Our Annual Report on Form 20-F for the fiscal year ended September 30, 2007 filed with the Commission on November 28, 2007 (the “2007 Form 20-F”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Our consolidated financial statements as of September 30, 2007 and 2006, and for each of the years in the three-year period ended September 30, 2007, and management’s assessment of the effectiveness of internal controls over financial reporting as of September 30, 2007, appearing in the Annual Report on Form 20-F for the fiscal year ended September 30, 2007 have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm (“KPMG”), appearing in such Annual Report on Form 20-F, and upon the authority of said firm as experts in accounting and auditing.
     (b) Siemens Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2006, filed with the Commission on June 26, 2007 pursuant to the Exchange Act.
     (c) Siemens Savings Plan for Union Employees’ Annual Report on Form 11-K for the fiscal year ended December 31, 2006, filed with the Commission on June 26, 2007 pursuant to the Exchange Act.
     (d) The description of the Ordinary Shares contained under the heading “Item 10: Additional Information –Capital Stock” in our Registration Statement on Form 20-F/A, filed with the Commission on March 14, 2001, and in “Item 10: Additional Information – Rights, Preferences and Restrictions Attaching To Our Shares” in the 2007 Form 20-F.
     (e) Report of Foreign Private Issuer on Form 6-K (containing the Company’s Interim Report which complies with the applicable legal requirements of the Securities Trading Act (Wertpapierhandelsgesetz— WpHG) regarding the half-yearly financial report, and comprises interim consolidated financial statements, an interim group management report and a responsibility statement in accordance with § 37w (2) WpHG), furnished to the Commission on May 5, 2008 pursuant to the Exchange Act.
     With respect to the unaudited condensed interim consolidated financial statements for the period from October 1, 2007 to March 31, 2008, incorporated by reference herein, KPMG has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s interim report on Form 6-K for the period from October 1, 2007 to March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on the condensed interim consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.
     (f) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended September 30, 2007 or by the Savings Plans since the fiscal year ended December 31, 2006.
     All documents subsequently filed by us (with respect to any Form 6-K, only to the extent designated therein) and the Savings Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
     To the extent that KPMG audits and reports on our consolidated financial statements and the effectiveness of internal control over financial reporting issued at future dates, and consents to the use of its reports thereon, the audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting appearing in such Forms 20-F will be incorporated by reference in this Registration Statement in reliance upon its reports and said authority.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the Ordinary Shares to be issued under the Plans will be passed upon for us by Solms Wittig, General Counsel Corporate and SFS. Mr. Wittig is a full time employee of the Registrant and may be eligible to participate in the Plans and receive Ordinary Shares thereunder. Mr. Wittig currently beneficially owns less than 0.001% of our outstanding Ordinary Shares.
Item 6. Indemnification of Directors and Officers
     Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the management board or the supervisory board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the management board or the supervisory board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany.
          The members of the governing bodies of the Registrant and all board members of its domestic and foreign subsidiaries are indemnified by the Registrant or its subsidiaries against third-party liability claims to the extent permitted by law. For this purpose, the Registrant provides a group insurance policy for board and committee members and employees of the Siemens organization which is taken out for one year and renewed annually. The insurance covers the personal liability of the insured in the case of a financial loss associated with employment functions. In such a case, the Registrant may, with effect from October 1, 2005, hold members of the Managing Board liable for such loss up to an amount equivalent to 20 percent of the fixed salary. In the same way, each member of the Supervisory Board has individually agreed to be held liable up to an amount equivalent to 20 percent of their fixed compensation component (i.e., a deductible within the meaning of Section 3.8 paragraph 2 of the German Corporate Governance Code).
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	2001 Siemens Stock Option Plan (incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-8 (333-81126) filed with the Commission on January 18, 2002)

4.2	Siemens Savings Plan

4.3	Siemens Savings Plan for Union Employees

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of October 2007 (incorporated by reference from Exhibit 1.1 to the 2007 Form 20-F)

4.5	Deposit Agreement dated as of March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference from Exhibit to Registration Statement No. 333-13208) (the “Deposit Agreement”)

4.6	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425)

4.7	Siemens Stock Awards Guidelines for 2004, 2005, 2006 and 2007

5.1	Opinion of Solms Wittig

15.1	Independent Auditors’ Acknowledgement Letter as to the incorporation of their reports relating to unaudited interim financial statements

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors

23.2	Consent of KPMG LLP, independent auditors

23.3	Consent of Solms Wittig (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)
Pursuant to Item 8(b) of Part II of Form S-8, the undersigned Registrant hereby undertakes that it has, both in the past and currently, submitted the Savings Plans to the Internal Revenue Service (the “IRS”) in a timely manner and it has in the past, and will currently, make all changes required by the IRS in order to qualify the Savings Plans.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich on May 6, 2008.

Siemens Aktiengesellschaft
By:	/s/ Peter Löscher
	Name:	Peter Löscher
	Title:	President, Chief Executive Officer and Chairman of the Managing Board

By:	/s/ Joe Kaeser
	Name:	Joe Kaeser
	Title:	Executive Vice President, Chief Financial Officer and Member of the Managing Board

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 6, 2008. In addition, each undersigned hereby constitutes and appoints Joe Kaeser, Peter Y. Solmssen, Dr. Klaus Patzak, Solms Wittig and Dr. Werner Paul Schick, jointly and severally, his attorneys in fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the Registration Statement and to file the same, with exhibits thereto and other documents on connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Title

/s/ Peter Löscher
Peter Löscher	President, Chief Executive Officer and Chairman of the Managing Board

/s/ Joe Kaeser
Joe Kaeser	Executive Vice President, Chief Financial Officer and Member of the Managing Board

/s/ Klaus Patzak
Klaus Patzak, Dr. oec.	Corporate Vice President and Controller

/s/ Jim Reid-Anderson
Jim Reid-Anderson	Member of the Managing Board

/s/ Wolfgang Dehen
Wolfgang Dehen	Member of the Managing Board

/s/ Heinrich Hiesinger
Heinrich Hiesinger, Dr.-Ing.	Member of the Managing Board

/s/ Hermann Requardt
Hermann Requardt, Prof. Dr. phil. nat. , Dipl.-Phys.	Member of the Managing Board

/s/ Siegfried Russwurm
Siegfried Russwurm, Dr.-Ing.	Member of the Managing Board

/s/ Peter Y. Solmssen
Peter Y. Solmssen	Member of the Managing Board

/s/ E. Robert Lupone
By: E. Robert Lupone Siemens Corporation, 153 East 53rd St., New York, NY	Senior Vice President, General Counsel and Secretary of Siemens Corporation – Authorized Representative in the United States

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2008.

SIEMENS SAVINGS PLAN
By:	/s/ George Nolen
	Name:	George Nolen
	Title:	President of Siemens Corporation

     Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2008.

SIEMENS SAVINGS PLAN FOR UNION EMPLOYEES
By:	/s/ George Nolen
	Name:	George Nolen
	Title:	President of Siemens Corporation

INDEX TO EXHIBITS

4.1	2001 Siemens Stock Option Plan (incorporated by reference from Exhibit 4.1 to Registration Statement on Form S-8 (333-81126) filed with the Commission on January 18, 2002)

4.2	Siemens Savings Plan

4.3	Siemens Savings Plan for Union Employees

4.4	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of October 2007 (incorporated by reference from Exhibit 1.1 to the 2007 Form 20-F)

4.5	Deposit Agreement dated as of March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference from Exhibit to Registration Statement No. 333-13208) (the “Deposit Agreement”)

4.6	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425)

4.7	Siemens Stock Awards Guidelines for 2004, 2005, 2006 and 2007

5.1	Opinion of Solms Wittig

15.1	Independent Auditors’ Acknowledgement Letter as to the incorporation of their reports relating to unaudited interim financial statements

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors

23.2	Consent of KPMG LLP, independent auditors

23.3	Consent of Solms Wittig (included in Exhibit 5.1)

24	Power of Attorney (included in signature pages)